Filed pursuant to Rule 424(b)(3)

Registration Statement No. 333-178000

Prospectus Supplement No. 10

(To Prospectus dated April 11, 2012)

BNET MEDIA GROUP, INC.

This Prospectus Supplement No. 10 (this “Supplement”) contains information that supplements and updates our prospectus dated April 11, 2012, and Prospectus Supplements No. 1 (dated May 15, 2012), No. 2 (dated August 13, 2012), No. 3 (dated November 15, 2012), No. 4 (dated April 12, 2013), No. 5 (dated May 1, 2013), No. 6 (dated May 12, 2013), No. 7 (dated June 13, 2013), No. 8 (dated June 25, 2013) and No. 9 (dated August 19, 2013) and should be read in conjunction with such prospectus and supplements

This prospectus relates to the resale by our selling stockholders beginning on page 13 of the 1,000,000 shares of our common stock held by sold by selling security holders at a fixed price of $0.10 per share until our shares are quoted on and trading on an stock exchange and thereafter at prevailing market prices or privately negotiated prices.

I. Current Report on Form 8-K

This prospectus supplement incorporates into our prospectus the information contained in our Current Report on Form 8-K, that was filed with the Securities and Exchange Commission on August 30, and is attached as Exhibit A.

II. Other

This Supplement should be read in conjunction with the Prospectus, which is to be delivered with this Supplement.  This Supplement is qualified by reference to the Prospectus, except to the extent that the information in this Supplement updates or supersedes the information contained in the Prospectus, including any supplements and amendments thereto.

This Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

There are significant risks associated with an investment in our common stock. These risks are described under the caption “Risk Factors” beginning on page 3 of the Prospectus, and page 8 of our December 31, 2012 Form 10-K as the same may be updated in Supplements.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Supplement is August 30, 2013.

EXHIBIT A

[Current Report on Form 8-K]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):	August 28, 2013

BNET MEDIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada	333-178000	30-0523156
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

122 West 26th Street, 5th Floor

New York, NY 10001

(Address of principal executive offices)  (zip code)

(917) 720-3541

(Registrant’s telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Bnet Media Group, Inc.

Form 8-K

Current Report

ITEM 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Creation of Series B, C and D Preferred Stock

On June 28, 2013, the Company, by unanimous written consent of the Directors approved the creation of multiple series of preferred stock and adopted the Designation of Rights, Preferences and Privileges for the 2013 Series B, C & Preferred Stock (the “Series B, C & D Preferred Stock”). The key rights and preferences associated with the Series B, C & D Preferred Stock are summarized below:

1.

Number in each Series. The B, C & D Preferred Stock is as follows: (i) Series B Preferred Stock consisting 20,000,000 shares, $0.001 par value (the “2013 Series B Preferred Stock”); (ii) Series C Preferred Stock consisting 20,000,000 shares, $0.001 par value (the “2013 Series C Preferred Stock”), and (iii) Series D Preferred Stock consisting 20,000,000 shares, $0.001 par value (the “2013 Series D Preferred Stock”),

2.

Dividend Rights. The holders of the outstanding Series B, C and D Preferred Stock shall be entitled to receive, when, as and if declared by the Board, out of any funds and assets of the Company legally available therefore in an amount equal to any dividends or other distribution on the Common Stock.

3.

Liquidation Rights. In the event of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Company, the holders of the 2013 Series B, C, and D Preferred Stock shall be entitled to be paid out of the assets of the Company available for distribution to its shareholders.  No distribution shall be made on any common stock or other series of preferred stock of the Corporation by reason of any voluntary or involuntary liquidation (whether complete or partial), dissolution, or winding up of the Company unless each holder of any Series B, C or D Preferred Stock shall have received all amounts to which such holder shall be entitled.

4.

Redemption. Subject to the requirements and limitations of the corporation laws of the state of Nevada, the Company shall have the voluntary right to redeem up to 100 percent (100%) of the shares of the Series B, C, and D Preferred Stock outstanding at any time from the date of issuance pursuant to written notice of redemption given to the holders thereof on not less than 30 days, or at any time agreed upon specifying the date. Series B, C, and D Preferred Stock shall be redeemed. The redemption price for each share of Series B, C, and D Preferred Stock outstanding shall be at the invested dollar amount per share plus any unpaid dividends, if applicable, on such share as of the redemption date (the "Redemption Price").  The Redemption Price shall be paid in cash.

5.

Voting Provisions. The holders of the 2013 Series B, C, and D Preferred Stock shall be entitled to one (1) vote per shares of the Series B, C, and D Preferred Stock and to vote with the Common Stock of the Corporation on all matters submitted to a vote of Common Stockholders for all purposes.

6.

Subordination. Any payment of any dividends or any redemption shall be subordinated to payment in full of all Senior Debt.  "Senior Debt" shall mean the principal of and premium, if any, and interest on all indebtedness of the Company to any financial institution, including, but not limited to, (i) banks whether currently outstanding or hereinafter created and whether or not such loans are secured or unsecured; (ii) any other indebtedness, liability, obligation, contingent or otherwise of the Company to guarantee endorsement of the contingent obligation with respect to any indebtedness, liability, or obligation whether created, assumed, or occurred by the Company and after the date of the creation of the  Series A Preferred Stock, which is, specifically designated by the Company as Senior Debt; and (iii) any refunding, renewals, or extensions of any indebtedness or similar obligations described as Senior Debt.

A copy of the Certificate of Designation for the Series B, C and D Preferred Stock (the “Designation”) as filed with the Nevada Secretary of State on August 28, 2013, is filed herewith as Exhibit 3.03 and incorporated herein by reference. The foregoing description of the Designation is qualified in its entirety by reference to the full text of such document.

 ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

(c)

Exhibits

Exhibit No.	Description

2.1 3.01	Certificate of Designation of the Rights, Preference, Privileges and Restrictions for the 2013 Series B, C and D Preferred Stock, date August 28, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 30, 2013	Bnet Media Group, Inc.
a Nevada corporation
/s/ Gerald E. Sklar
By: Gerald E. Sklar
Its: President and Chief Executive Officer